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                                                                   EXHIBIT 12.1




                               HARVARD INDUSTRIES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                              DIVIDENDS ON PREFERRED STOCK
                               (In thousands of dollars)

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                                                                                           Year ended
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                                                             1998            1997           1996           1995           1994
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
Pre-tax income from continuing operations................      (49,597)       (388,225)     $(58,016)       $20,679        $26,204
Add: Fixed charges.......................................       14,231          38,477        48,117         20,257         12,571
                                                         ---------------------------------------------------------------------------

Income as adjusted.......................................      (35,366)       (349,748)     $ (9,899)       $40,936        $38,775
                                                         ===========================================================================

Fixed charges:
  Interest on indebtedness...............................       14,231          36,659      $ 47,004        $19,579        $11,947
  Portion of rents representative of the interest
  factor.................................................            0           1,818         1,113            678            624
                                                         ---------------------------------------------------------------------------

  Fixed charges..........................................       14,231          38,477        48,117         20,257         12,571
Dividends on preferred stock and accretion...............            0          10,142        14,844         14,809         14,767
                                                         ---------------------------------------------------------------------------

Fixed charges and dividends on preferred stock...........       14,231          48,619      $ 62,961        $35,066        $27,338
                                                         ===========================================================================

Ratio of earnings over fixed charges and dividends
  on preferred stock.....................................                                                      1.17 x         1.42 x
                                                                                                            ========================


Deficiency of earnings over fixed charges and
  dividends on preferred stock..........................       (49,597)       (398,367)     $(72,860)
                                                         ===========================================

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